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Exhibit 4.1

SASOL LIMITED

TRUST DEED CONSTITUTING A SHARE
PURCHASE AND OPTION SCHEME
(as amended)

Amended 29/11/2002

INDEX

		Page number
1	Definitions	3
2	Purpose	5
3	Establishment and administration of the trust	5
4	Appointment of trustees	6
5	Succession	6
6	Powers of trustees	7
7	Duties of trustees	8
8	Privileges of trustees	9
9	Remuneration of trustees	9
10	Indemnity	9
11	Termination of trust	9
12	Offers and grants of option	10
13	Price, terms of payment and pledge in respect of accepted offers	12
14	Financial assistance	13
15	Participant's right in respect of scheme shares	14
16	Obligations of Participant	15
17	Payment for scheme shares in respect of offers	15
18	Options	17
19	Rights issues	20
20	Capitalisation issues	20
21	Adjustments on reorganisations of the share capital of the company	21
22	Prohibition against cession	21
23	Amendments to this deed	21
24	Disputes	22
25	Notices and domicilia	22
26	General	23
27	Company's duty to report	23
28	Issue of shares to any party	23
29	Costs	23
30	Specific provisions for overseas territories	24

1.	DEFINITIONS
1.1	In this trust deed, unless inconsistent with the context, the following words and expressions shall have the following meanings -
1.1.1	"Act", the Companies Act No 61 of 1973, as amended, and any statutory amendment or re-enactment thereof;
1.1.2	"auditors", the auditors from time to time and for the time being of the company;
1.1.3	"capitalisation issue", the issue of shares on a capitalisation of the company's profits and/or reserves including the company's share premium account;
1.1.4
"capitalisation share", a fully paid share allotted, in a capitalisation issue, by the company in respect of a scheme share and any further fully paid share similarly allotted in respect of that capitalisation share;
1.1.5	"the chairman", the chairman of the company holding office as such from time to time;
1.1.6	"company", Sasol Limited;
1.1.7	"determine", to determine in the sole and absolute discretion of the person or directors concerned and "determination" has the corresponding meaning;
1.1.8	"directors", the board of directors for the time being of the company or any committee thereof to whom the powers of the directors in respect of this scheme are delegated;
1.1.9
"early retirement", retirement by an employee from the employ of the company, permitted in terms of the company's pension fund rules prior to usual retirement age applicable to him with the consent of the company.
1.1.10
"employee", a person eligible for participation in the scheme, namely an officer or other employee of the group including any present or future executive or non-executive Director of the group; (amended 3/12/2001).
1.1.11	"grant of option", an offer made to an offeree, in terms of the scheme, to take up an option;
1.1.12	"group", the company and its subsidiaries; and
1.1.12.1	companies of which 50% (fifty per centum) or more of the equity share capital is held by the company and/or its subsidiaries; or
1.1.12.2	unincorporated joint ventures or entities in which the company and/or its subsidiaries has a 50% (fifty per centum) or bigger ownership interest. (amended 25 October 1999)
1.1.13	"issued shares", all issued shares in the capital of the company and including scheme shares in terms of the provisions of this scheme;
1.1.14	"JSE", The JSE Securities Exchange South Africa (amended 3/12/2001;
1.1.15	"the managing director", the managing director of the company holding office as such from time to time;
1.1.16	"offer", an offer made under the scheme to an offeree to subscribe for shares;
1.1.17	"offeree", an employee nominated in terms of the provisions of the scheme to receive an offer or be granted an option; (amended 3/12/2001);
1.1.18	"offer date", the date on which an offer to an offeree, in terms of the scheme, is made;

1.1.19	"option", an option granted under the scheme to an offeree, which when exercised in respect of any shares to which the option relates result in -
1.1.19.1	an allotment an issue of those shares to which such exercise relates from the company to the participant; and/or
1.1.19.2	a sale of those shares to which such exercise relates from the trust to the participant;
1.1.20	"option date", the date on which an option is granted to an offeree;
1.1.21	"ordinary share", an ordinary share in the share capital of the company;
1.1.22	"participant", any offeree who has accepted an offer or to whom an option has been granted;
1.1.23
"purchase price", in relation to a share, an amount equal to the closing price of an ordinary share (as shown by the official price list published by the JSE) on the most recent trading day on the JSE immediately preceding the offer date or the option date, as the case may be;
1.1.24
"release of scheme shares", the release by the trustees of scheme shares, subject to the provisions of this trust deed, to the secretary of the company who in turn will release the same to the participant concerned or to a nominee (if so required by the trustees) on the shares in question being listed on the JSE, all as more fully provided in 15,4 (in relation to offers) and in 18.7 (in relation to shares acquired pursuant to an option). "Released" and cognate expressions in relation to scheme shares shall bear the corresponding meaning;
1.1.25	"record date", the record date of a rights or capitalisation issue, as the case may be;
1.1.26
"retired employee", any former employee who was a participant and has retired at or after the retirement age (as laid down in the company's pension fund regulations from time to time), but does not include an employee who takes early retirement;
1.1.27	"rights issue", the offer of any securities of the company or of any other body corporate to ordinary shareholders of the company in accordance with the articles of association of the company;
1.1.28	"rights shares", shares which are acquired by a participant in terms of a rights issue;
1.1.29	"share debt", the amount from time to time owing by a participant to the trust in respect of the purchase price of scheme shares and includes any interest due thereon and unpaid;
1.1.30	"scheme", the scheme set out in this trust deed, as may be amended form time to time in terms of 23;
1.1.31
"scheme shares", any ordinary shares in the company which are allotted and issued to a participant or acquired on behalf of the participant in terms of an offer and includes any capitalisation shares in relation thereto;
1.1.32	"secretary", the secretary of the company for the time being;
1.1.33	"trust", the Sasol Share Trust constituted in terms of this deed;
1.1.34	"trustees", the trustees holding office as such in terms of this trust deed from time to time and for the time being;
1.1.35	"year", a financial year of the company.
1.2	Words importing -
1.2.1	the singular shall include the plural and vice versa;

1.2.2	the masculine shall include the feminine and vice versa;
1.2.3	natural persons shall include bodies corporate and vice versa.
1.3	Expressions defined in the Act shall bear the meanings therein assigned to them.
1.4	The clause headings in this agreement have been inserted for convenience only and shall not be taken into consideration in its interpretation.
1.5	This agreement shall be governed by and interpreted in accordance with the laws of the Republic of South Africa (new clause, approved on 3/12/2001).
2.	PURPOSE

The scheme is intended as an incentive for those employees (including executive directors) of the group who participate in management and also non-executive directors of the group, as determined by the directors from time to time. The objective of the scheme is to motivate the participants by providing them with incentives to advance the group's interests, to promote an identity of interest between the group and its employees, to retain key personnel and to enable the group to attract new and competent personnel (amended 3/12/2001).
3.	ESTABLISHMENT AND ADMINISTRATION OF THE TRUST
3.1	The Sasol Share Trust is hereby constituted, which trust shall be administered for the purposes and in the manner as set out herein.
3.2	The directors shall, subject to the provisions of this trust deed, be entitled to -
3.2.1	establish such rules and regulations as they deem necessary for the proper administration of the scheme and the trust;
3.2.2	make such determinations and interpretations and take such steps in connection therewith as they deem necessary or desirable.
3.3	All rules and regulations made in terms of 3.2 shall be in writing and shall become operative when a copy thereof is received by the trustees.
3.4
The administration of the trust shall be vested in the trustees in the manner and to the extent provided in this trust deed. The trustees may determine the manner and time of convening of their meetings.
3.4.1	A quorum for meetings of trustees shall be 3 (three) trustees personally present.
3.4.2	Any resolution passed by a majority of trustees shall be deemed to be a resolution of the trustees notwithstanding that any trustee may have voted against the same.
3.4.3	In event of an equality of votes, the chairman shall have a second or casting vote.
3.4.4
A trustee shall be counted in the quorum at a meeting considering matters affecting him, but shall recuse himself from and shall accordingly not participate in the voting on any resolution or a cession directly reckoned to his own participation in the scheme.
3.5	Notwithstanding anything to the contrary herein contained -

3.5.1
a resolution of the trustees may be taken telephonically via video-link or via any other form of communication, provided that the trustees taking such resolution are in constant communication with each other, and provided that the trustees taking such resolution number at least a quorum, such resolution shall, if subsequently reduced to writing and signed as contemplated in 3.5.2 be as valid and effective as a resolution passed at a meeting of trustees (amended 3/12/2001);
3.5.2
a resolution of trustees signed by all the trustees present in Johannesburg as at the date of signature thereof by the last trustee so to sign, provided that such trustees number at least a quorum, shall be as valid and effective as a resolution passed at a meeting of trustees. A resolution referred to in this paragraph need not be contained in a single document.
4.	APPOINTMENT OF TRUSTEES
4.1
There shall be at least 4 (four) trustees of the Trust, 1 (one) of whom shall be the chairman, 1 (one) of whom shall be the managing director and 2 (two) of whom shall be non-executive directors of the company nominated as trustees by the directors.
4.2	No person shall be eligible for appointment as a trustee unless he is a director of the company.
4.2.1	the directors pass a resolution that he should cease to act as a trustee or when the term for which a trustee has been appointed expires (new clause, approved on 3/12/2001).
4.3	A person shall be disqualified from acting as a trustee if -
4.3.1	he ceases to be a director of the company;
4.3.2	he is found guilty of any offence involving dishonesty; or
4.3.3	in the case of an individual his estate is sequestrated (provisionally or otherwise) or he surrenders his estate.
4.4	The power of appointing new or additional trustees shall be exercisable by the directors or, if the directors fail, refuse or neglect to appoint a trustee, then by the chairman acting alone.
4.5
A trustee may retire at any time without assigning any reason therefor on giving 30 (thirty) days (or such shorter period as the chairman may approve in writing) written notice to the remaining trustees to that effect.
4.6
Every trustee shall have the power to appoint any person who is qualified to be a trustee to act as an alternate in his place during his absence or inability to act as a trustee, provided that such appointment be approved by the remaining trustees, and on such appointment being made, the person so appointed shall be entitled to exercise all powers, rights and duties exercisable by the trustee appointing him, or (if such be the case) such limited rights and powers as may be conferred upon him by his appointor.
5.	SUCCESSION
5.1
Upon any trustee or trustees succeeding to office as such, he or they shall in their representative capacity/ies ipso facto become vested with the assets and liabilities of the trust and in every way, with immediate effect, take the place of and assume the powers and duties of the trustees whom he or they will have succeeded.
5.2	The directors shall immediately appoint another trustee to succeed a trustee who has ceased to hold office in terms of 4.2 or 4.4 (amended 3/12/2001).

6.	POWERS OF TRUSTEES
6.1	The trustees shall, in addition to such other powers as may be conferred upon him/them by law or elsewhere in this trust deed, have the following powers -
6.1.1	to acquire, for purposes of the scheme, shares in the company by original subscription or to purchase scheme shares from participants in the circumstances provided for in this trust deed;
6.1.2.1	to invest surplus moneys of the trust from time to time with the company;
6.1.2.2
subject to the authority having been conferred upon them by a resolution of the directors, to invest the surplus moneys of the trust in such other investments, on such terms and in such manner as they in their sole and absolute discretion may determine;
6.1.2.3	subject to authority having been conferred upon them by a resolution of the directors, to realise any such investment and to reinvest the proceeds in the manner aforesaid;
6.1.3	to borrow or raise moneys from the company and/or any other member of the group for the purposes of the scheme on such terms as they may deem fit;
6.1.4
instead of acting personally, subject to approval by the directors, to employ, as far as may reasonably be necessary, and to pay any attorney or any other person to transact business or do any act of whatsoever nature required to be done pursuant to this trust deed, including the receipt and payment of money, provided that any reasonable payment made in terms hereof shall be refunded to the trustees by the trust; and a trustee being an attorney or other person engaged in any profession may be so employed to act and shall be entitled to charge and be paid by the trust all reasonable professional charges for any business or act done by him or his firm in pursuance of this trust deed;
6.1.5	to take and act upon any expert or professional advice;
6.1.6	to delegate to any person the performance of all or any acts or the exercise of all or any powers which they are entitled to perform or exercise under this trust deed;
6.1.7	to open and operate on banking and building society accounts of all descriptions;
6.1.8	to draw, accept, make or endorse cheques, bills of exchange or promissory notes for and on behalf of the trust;
6.1.9	to exercise all rights pertaining to scheme shares including voting rights, rights to take up further allotment of shares and the like as they in their sole and absolute discretion may deem fit;
6.1.10	to make loans to any person, whether interest bearing or otherwise or whether secured or unsecured for any purpose considered by the trustees to be in the interests of the trust and the participants;
6.1.11	to exercise such further rights, powers and authorities as may from time to time be conferred upon them by resolution of the directors;
6.2	without prejudice to anything aforesaid, the trustees shall have -
6.2.1
full capacity to contract on behalf of the trust but subject always to such limitations, if any, as may be imposed by this trust deed, and provided always that they will under no circumstances be personally liable on any such contract;

6.2.2
locus standi in judicio and be capable of bringing, defending, opposing, withdrawing, settling and/or otherwise acting in connection with any proceedings whatsoever in or before any Court or in any arbitration or before any other forum, provided that all costs reasonably incurred by them in that regard shall be for account of the trust
7.	DUTIES OF TRUSTEES
The trustees, in addition to any other duty imposed by this trust deed, whether express or implied, shall -
7.1.1	make offers or grant options to offerees on the terms and conditions as directed in terms of 12, but always subject to the provisions of the Act;
7.1.2	procure that all circulars, letters and other documents issued to shareholders of the company and any rights issue are issued to participants as well;
7.1.3	arrange the release of scheme shares upon the compliance by a participant with all of his obligations in terms of the trust deed relating thereto;
7.1.4
ensure that all scheme shares are pledged to the trustees as security for the payment of the full purchase price and interest thereon payable by such participant in respect thereof, the form of such pledge to be determined by the trustees;
7.2
cause proper records and books of account to be kept of the business and affairs of the trust and its/their administration thereof, which records and books shall be in the custody of the secretary, on behalf of the trustees;
7.3	keep separate accounts in respect of -
7.3.1	all moneys lent and advanced by the company and all shares acquired pursuant to such loans;
7.3.2	all moneys lent and advanced by any subsidiary and all shares acquired pursuant to such loans;
7.3.3	all options granted;
7.4	keep separate accounts in respect of each participant, which shall reflect -
7.4.1
the number of shares pledged to the trust for his account or in respect of which options have been granted, the purchase price of such shares and the relevant offer date or option date in respect thereof;
7.4.2	the liability of such participant in respect thereof;
7.4.3	all payments made in respect thereof;
7.5	ensure that the records and books of account referred to above are at all times available for inspection by any director or other authorised representative of the company;
7.6	cause to be prepared and audited, as soon as possible after the end of each financial year of the trust (which shall coincide with that of the company) -
7.6.1	a balance sheet and income statement and profit and loss account;
7.6.2	such further accounts, if any, of the trust as the trustees may deem fit;
7.7
as soon as possible after the completion of the balance sheet and accounts referred to in 7.6, deliver to the company 3 (three) copies of the balance sheet and accounts referred to in 7.6, duly signed by the trustees.

8.	PRIVILEGES OF TRUSTEES
A trustee shall not -
8.1
be obliged to furnish any security to the Master of the High Court or to any other officer of official under the Trust Property Control Act, 1988 or any other law enacted or to be enacted for the performance of his duties in terms hereof and all such security shall be and is hereby dispensed with (amended 3/12/2001);
8.2	be disqualified from -
8.2.1	acting as adviser, agent, broker or attorney to or contracting with the trust;
8.2.2	obtaining any remuneration in respect of his services in any capacity referred to in 8.2.1
9.	REMUNERATION OF TRUSTEES
9.1	The trustees shall receive for his/their services as trustees such remuneration as may from time to time be resolved by a quorum of the directors who are not trustees.
9.2	The trustees shall be entitled to be reimbursed from the trust for all expenses incurred by him/them in and about the execution of his/their duties as trustees.
10.	INDEMNITY
10.1
The trustees shall not be liable for any loss sustained by the trust or any participant arising from any cause whatsoever, save and except any loss sustained as a result of gross negligence or the wilful dishonesty of the trustees, either collectively or individually.
10.2
The trust hereby indemnifies the trustees, and may, if the trustees so resolve, indemnify every attorney, agent or other person appointed by the trustees hereunder against all actions, proceedings, costs, liabilities, claims, expenses and demands in respect of any matter or thing done or omitted to be done in any way in the execution of their office as trustees, attorney or agent, otherwise than claims arising out of their gross negligence or wilful dishonesty.
11.	TERMINATION OF TRUST
11.1	The trust shall terminate if -
11.1.1	the trust -
11.1.1.1	ceases to hold any scheme shares, and all rights and obligations under all grants of option have been discharged;
11.1.1.2	has received payment in full of all amounts owed to it by the participants; and
11.1.1.3	has no obligation to any of the participants to purchase any of their respective scheme shares and the directors resolve that the trust shall then terminate; or
11.1.2	the company is placed in final liquidation other than for the purposes of reorganisation.

11.2
On termination the trustees shall realise the assets of the trust and first pay the claims of all creditors of the trust (other than the company) in priority to the claims of the company, and if thereafter there shall remain any surplus the net surplus shall be paid to the company in discharge, or partial discharge, of the claims of the company, and if that surplus shall be insufficient to enable the repayment in full of all the claims of the company, the trust shall be released and unconditionally discharged from all liability in respect of the shortfall and the shortfall shall constitute a loss to be borne by the company. For the purposes of this clause the expression "the claims of the company" shall include the claims of any company within the group as if the claims of that company were claims of the company itself.
11.3
If, after payment in full of all the claims of the company, there shall remain a surplus in the trust, such surplus shall be paid by the trustees to the company for the use by the company in such manner, at such times, and for such purposes as the directors in their sole and absolute discretion deem fit.
11.4	If the company is placed in liquidation other than for purposes of reorganisation -
11.4.1
and any liquidation dividend is paid in respect of the company's shares, then the liquidation dividend payable on any scheme shares held by a participant shall be utilized towards discharging any balance owed by the participant to the trust. Any surplus will be paid over to the participant and in the event of a shortfall the participant will have no further liability in respect of any amount owed by such participant to the trust;
11.4.2	and no liquidation dividend is paid, a participant will have no further liability in respect of any amount owed by such participant to the trust.
12.	OFFERS AND GRANTS OF OPTIONS
12.1
The directors shall from time to time instruct the trustees to offer and/or grant options to offerees in respect of such number of ordinary shares, which, together with scheme shares already in issue at that time in terms of this trust deed, shall not exceed 60 000 000[1] (sixty million) (presently approximately 9,02% (nine comma zero two per centum) as at 4/9/2001 (amended 3/12/2001)) of the issued ordinary share capital of the company) or such increased number of shares as may from time to time be approved by the JSE and by the company in general meeting. The directors shall forward to the trustees a certified copy of the resolution authorising an offer or grant of option to specific employees or to categories of employees and the trustees shall offer the number of ordinary shares or options determined in accordance with the directives contained in such resolution to the offeree or offerees named or referred to in such resolution.
[1] Amended: Shares increased from 20 million to 40 million on 26/10/1998 and from 40 million to 60 million on 3/12/2001).

12.2
Where the directors so instruct the trustees, an offeree may be given the election to acquire scheme shares pursuant to an offer or to accept the grant of an option in respect of shares, in either case upon the applicable terms and conditions of this trust deed. More than one offer and/or grant of option may be made from time to time to any offeree, provided that the maximum number of scheme shares to which any one offeree is entitled (either by way of allotment and issue of scheme shares and/or the grant of options) in terms of the scheme and this trust shall not exceed 1 000 000[2] (one million) shares (as amended on 29 November 2002).
[2] Amended: Shares increased from 100000 to 200000 on 27/10/89; from 200000 to 400000 on 30/10/92; from 400 000 to 600 000 on 27 November 2000; and from 600 000 to 1 000 000 on 29 November 2002)
12.3
Each offer and grant of option shall be in writing and shall be delivered in duplicate to an offeree and, if the offeree has an election as contemplated in 12.2 above, shall require the offeree to elect whether he wishes to accept the offer and/or whether he wishes to be granted an option and shall state the following insofar as it is relevant -
12.3.1	the number of ordinary shares in respect of which the offer is made or in respect of which an option is granted, in multiples of 100 (one hundred) shares;
12.3.2	the purchase price per ordinary share and in total for all ordinary shares under an offer or in respect of which an option is granted;
12.3.3
that the offer or grant of options is made pursuant to the scheme and upon the terms and conditions contained in this trust deed and in particular the terms of the pledge of the shares to the trust in respect of offers accepted;
12.3.4	that the trust deed is available for inspection and that, if requested, a copy will be furnished to the offeree;
12.3.5	the initial rate of interest which is to be paid on the share debt in respect of offers accepted;
12.3.6	that an amount of R0,01 (one cent) per share is payable on acceptance of an offer;
12.3.7
that if the offeree has been given the election to accept an offer or the grant of an option, the offer or the grant of option may be accepted in whole or in part or in such proportions as the offeree may in his discretion determine, provided that all offers and grants of option (whether or not the offeree has been given an election as aforesaid) must be accepted in respect of 100 (one hundred) ordinary shares or multiples thereof and provided further that no offeree may accept an offer and the grant of an option in respect of an aggregate number of shares exceeding the aggregate number of shares stipulated in terms of 12.3.1;
12.3.8
that the offer or grant of option is open for acceptance for a period of 1 (one) month from the offer date as evidenced by the date on the written offer or for such longer period as the trustees in their discretion deem fit;
12.3.9	that the scheme shares shall be listed on the JSE as soon as reasonably possible after allotment and issue;
12.3.10	that the offer or grant of option is exclusive to the offeree and cannot be ceded, assigned or transferred in any manner whatsoever;
12.3.11	that the offer or grant of option will lapse if not accepted by the offeree in the required manner and within the specified period;

12.3.12
that the acceptance must be exercised in writing (unless the trustees permit acceptance other than in writing) by the offeree personally and shall be evidenced by the offeree in such manner as is acceptable to the trustees, and, in the case of an offer of shares for purchase, shall be accompanied by the payment of an amount equal to R0,01 (one cent) per scheme share referred to therein (amended 3/12/2001);
12.3.13
that where a grant of option is accepted, the option may be exercised at any time during the period from the date of such acceptance until the ninth anniversary of the option date, provided however that, subject to 18.4.1 and 18.4.2 a participant-
12.3.13.1	shall not be entitled to tender payment for shares referred to therein before the relevant period specified in 18.3 has elapsed; and
12.3.13.2
shall not be obliged to make payment for any shares in respect of which an option has been granted before the ninth anniversary of the option date, except where the participant has exercised an option, in which event the participant shall be entitled and obliged to pay the relevant proportions of such shares on the basis provided in 18.3; and
12.3.13.3
shall not be entitled to claim that the shares in question be allotted and issued to him or registered in his name or to dispose of or deal with the same until payment in respect thereof has been made to the Company or the trustees (amended 3/12/2001).
12.3.14
that if the trustees so direct, the participant's shares, when he is entitled to registration thereof, shall be registered in the name of a nominee company as nominee for the participant and remain so registered for as long as the participant remains in the employ of the company unless the trustees otherwise direct, on the basis however, that any additional cost incurred by the participant by virtue of the enforcement of the provisions of this clause shall be borne and paid by the trust.
13.	PRICE, TERMS OF PAYMENT AND PLEDGE IN RESPECT OF ACCEPTED OFFERS
13.1	The purchase price payable by an offeree who has accepted an offer shall be the aggregate purchase price of that number of shares which the offeree takes up.
13.2	The said purchase price shall be paid as to the amount fixed in terms of 12.3.6 immediately upon acceptance of an offer, and the balance as set out in this trust deed.
13.3
The amount of every dividend in respect of the scheme shares allotted and issued to participants pursuant to offers shall be paid over to the trust by the company in terms of the cession of dividends by the participant referred to in 13.5 and shall be appropriated by the trust -
13.3.1	firstly, in paying the interest accrued (if any) in respect of a participant's share debt;
13.3.2	secondly, should any balance remain, in satisfaction of the share debt.
13.4	The share debt in respect of any scheme shares shall -
13.4.1
while the balance due remains unpaid, bear interest at a rate per annum determined from time to time by the directors of the company. In the exercise of their discretion, the directors may be guided by any legislation introduced to tax as a benefit, interest-free or low interest bearing loans;
13.4.2
such interest shall, subject to the provisions of 13.4.1, be payable on the date on which dividends on the shares are paid and the trustees are hereby empowered to apply the dividends in payment of such interest (if any).

13.5	The allotment and issue of scheme shares to any offeree entitled thereto by virtue of acceptance of an offer in respect thereof shall be effected within a period of 14 (fourteen) days from the date the offeree accepts an offer, provided that -
13.5.1
the offeree shall be deemed to have pledged his scheme shares in favour of the trust and shall be deemed to have ceded, assigned and transferred to the trust all his rights and action against the company for payment of any dividends, other distributions and profits, including liquidation dividends arising on his scheme shares upon the terms and conditions in 13.6 and shall, if so required by the trustee, execute a separate pledge upon such terms and conditions as the trustees may determine; and
13.5.2	the trust shall be entitled irrevocably and in rem suam to recover or take possession, from the company's transfer secretaries, of the certificates relating to the relevant scheme shares.
13.6	The pledge of scheme shares by the participant to the trust shall be upon the terms that -
13.6.1
the shares which shall be subject to the pledge shall include the ordinary shares issued under the scheme and capitalisation shares acquired by a participant on the terms and conditions set out herein (all of which are hereinafter collectively and singularly called the "pledged shares");
13.6.2
the pledged shares shall be pledged as security for the due payment by the participant of the purchase price and also for the due performance by the participant of all other obligations arising in terms of the scheme;
13.6.3
if the trustees for any reason become entitled in terms of the scheme to realise or deal with the pledged shares by reason of a breach by a participant of his obligations hereunder, then the participant shall be obliged to offer the scheme shares in question to the trust which shall be entitled but not obliged to purchase the same at the selling price to the participant concerned, in which event the said participant shall be released pro tanto from liability in respect of such scheme shares;
13.6.4
the trust shall be irrevocably and in rem suam empowered to execute any instrument in respect of pledged shares to give effect to the implementation by it of the powers conferred upon it in terms of this clause 13;
13.6.5	the trust shall be entitled to retain possession of all share certificates and of all share transfer forms until a participant has paid his share debt in full.
14.	FINANCIAL ASSISTANCE
14.1	By acceptance of an offer -
14.1.1	an offeree authorises the trust to subscribe for the relevant number of shares on his behalf; or
14.1.2	at the election of the trust (and on the basis that the trust will pay any additional stamp duty thereby occasioned), an offeree agrees and undertakes to purchase shares from the trust,

and the trust shall lend to the offeree and advance by payment to the company or the seller of such shares (as the case may be) on the offeree's behalf, the purchase price of the shares acquired by the offeree pursuant to acceptance of the offer less the amount referred to in 12.3.6. The net amount so lent and advanced shall constitute the initial principal amount of that participant's share debt in respect of the scheme shares in question.

14.2
Upon every issue by the company of ordinary shares in terms of the scheme and upon purchase by the trustees of any ordinary shares in the company on the instructions of the directors or otherwise in pursuance of their rights and obligations hereunder, an amount equal to the total consideration payable on account of those shares by the trust, less the amount payable by a participant in terms of 12.3.6 in respect of an offer accepted (if any) shall be lent and advanced by the company or another member of the group to the trustees, in terms of the further provisions hereof.
14.3
The company, or any other member of the group shall, subject to the approval of its directors, lend and advance to the trustees, as and when required by them, moneys for the proper execution of their duties as such, including, without derogating from the generality of the aforegoing, moneys required by the trustees -
14.3.1	for payment of any disbursements and expenditure incurred by them in their capacity as trustees;
14.3.2	for payment of any indemnity in terms of 10.2.
14.4
The directors may charge interest on the loans at the same rate, from time to time, as the trustees may charge in terms of 13.4, excepting loans made in terms of 14.3.1 and 14.3.2 which shall be interest free.
14.5	All loans made by the group to the trust shall be reduced or repaid -
14.5.1	when any moneys become available to the trust including on payment by a participant or upon the release of scheme shares in terms of this trust deed;
14.5.2	upon termination of the trust, in which event, any amount then owing shall, subject to 11, become payable in cash.
15.	PARTICIPANT'S RIGHT IN RESPECT OF SCHEME SHARES
15.1
A participant accepting an offer shall, subject to the pledge referred to in 13 and the other obligations of the participant in terms of this trust deed, be the beneficial owner of his scheme shares and those shares to which he is entitled shall be registered in his name (or, if the trustees so require in terms of 12.3.14, in the name of a nominee company as nominee for him) in the share register of the company.
15.2	All voting rights attaching to scheme shares shall be exercised by the trustees and a participant shall be deemed to have irrevocably authorised the trustees to exercise such voting rights.
15.3
It shall not be competent for a participant to cede any of his rights or assign any of his obligations in respect of any scheme shares, or allotment of any capitalisation shares to him except to the trust or, in the case of the participant's death, to his estate, save that a participant shall be entitled to cede his rights (but not to assign his obligations) in respect of, or otherwise vest beneficial ownership of, all or any of his scheme shares pursuant to an offer accepted or an option granted in favour of any trust created for the benefit of his spouse or issue, or any company, the entire issued ordinary share capital of which is held by the participant concerned, his spouse, or any trust or any close corporation, the only members of which is the participant concerned, his spouse, or any trust, provided the scheme shares remain subject to the pledge thereof in terms of 13 in respect of offers accepted.
15.4	Upon a participant paying the share debt in respect of any scheme shares in full -

15.4.1
such scheme shares (including all capitalisation shares linked thereto) shall cease to be scheme shares, and all such shares shall thereupon rank pari passu in all respects with the issued ordinary shares in the share capital of the company and any burdens attached to any such shares in respect of this trust deed shall cease to operate;
15.4.2
the secretary shall forthwith, subject to the provisions of 15.1.2 and the other terms and conditions of this trust deed, cause the said shares to be released to the participant entitled thereto against payment of the stamp duty, if any, payable thereon provided that, if the trustees or the directors so require, such shares shall be or remain registered in the name of a nominee company as nominee for the participant for as long as the participant remains as employee of the company or until the trustees or the directors (as the case may be) otherwise resolve;
15.4.3	the secretary shall forthwith apply to the JSE for a listing of such shares if such listing has not already been granted.
16.	OBLIGATIONS OF PARTICIPANT
Every participant shall, in addition to and without prejudice to any obligations imposed elsewhere in this trust deed, whether express or implied -
16.1	ensure that payment of the purchase price owing, in respect of any scheme shares, is punctually made on due date;
16.2	at all time strictly observe the provisions of this trust deed.
17.	PAYMENT FOR SCHEME SHARES IN RESPECT OF OFFERS
17.1
Should a participant, being entitled thereto in terms of 17.4, elect to pay up his share debt and have his scheme shares released he shall within 30 (thirty) days of the date on which scheme shares may be released in terms of 17.4 hereof give an irrevocable written notice to the trustees specifying that he elects that the scheme shares subject to the notice are to be released, in which event payment of the share debt in full in respect of the scheme share to be released must accompany the notice.
17.2	The trustees shall inform the company of the participant's election and the provisions of 15.4 shall apply mutatis mutandis.
17.3
The notice referred to in 17.1 may specify that only some of the participant's scheme shares are to be released, provided that the shares so released shall be in multiples of 100 (one hundred) scheme shares.
17.4
A participant shall be entitled, subject to 17.5, 17.6 and 18.3, on a cumulative basis to pay the share debt due on his scheme shares and have them released provided that the number of scheme shares so paid for and released do not exceed the limit set out below -
17.4.1	up to 1/3 (one third) of the scheme shares referred to in an offer on or after the fourth anniversary of the offer date;
17.4.2
up to 2/3 (two thirds) of the scheme shares referred to in an offer (which proportion shall include any shares released or capable of release in terms of 17.4.1) on or after the sixth anniversary of the offer date;
17.4.3	all scheme shares referred to in an offer on or after the eighth anniversary of the offer date;

On the ninth anniversary of the offer date in terms of which the participant acquired scheme shares the participant shall be obliged to pay the share debt in respect of such scheme shares in full and shall upon such payment be entitled to have the scheme shares released to him.
17.5	Notwithstanding the terms of 17.4 -
17.5.1
a participant who becomes a retired employee shall within 18 (eighteen) months after his so becoming a retired employee, in respect of any scheme shares beneficially held by him, be obliged to pay the share debt in respect of such scheme shares and shall upon such payment be entitled to have the scheme shares in question released to him;
17.5.2
a participant who takes early retirement shall continue to be bound by the provisions of 17.4 above until he reaches the age at which he could, had he remained in the employ of the company, have become a retired employee, from which date the provisions of 17.5.1 above shall apply to him.
17.6
Notwithstanding 17.4, if the employment of any participant is terminated as a result of his death, retirement due to ill health or disability, then notwithstanding anything to the contrary herein contained, the participant shall be deemed to have sold his scheme shares to the trust at a price per share equal to the last price at which Sasol shares traded on the JSE on the latest trading day on which such shares were so traded immediately preceding the date of death or retirement as aforesaid, and the price payable by the trust shall be discharged by way of set-off against the participant's share debt and the balance, if any, shall be payable in cash; provided that the trustees may, in lieu of purchasing such shares, released the shares to the participant against payment in full of participant's share debt.
17.7
If a participant, for any reason other than death or retirement in terms of 17.5 and 17.6, does not remain as an employee for a period of 8 (eight) years from the offer date, then upon the date upon which he ceases to be employed by the company or by any other member of the group, the participant shall, unless the trustees are otherwise instructed by the directors -
17.7.1	be entitled to pay for and receive release of any scheme shares, to the release of which he is entitled in terms of 17.4;
17.7.2
the trust shall purchase all scheme shares (other than those paid for and released in terms of 17.7.1) which were acquired by the participant pursuant to the scheme at the cost thereof to the participant; provided that the trustees may, in their discretion, pay the participant an additional consideration determined by them as being the amount which in their opinion is required to put the participant in the same position as he would have been had he not participated in the scheme; and
17.7.3	the participant shall forfeit all other rights which he might otherwise have had in terms of the scheme.
17.8	Where payments are made by a participant to the trust in respect of his share debt, such payments -
17.8.1	shall not be apportioned specifically to the purchase price of any particular scheme shares until such time as the participant is entitled to obtain the release of the same;
17.8.2
subject to 17.8.1 above, may, when a participant is entitled to obtain release of any scheme shares and if the participant so directs, be apportioned to the purchase price of such specific scheme shares as may then be released.

18.	OPTIONS (Clause 18 amended on 27 November 2000 to include sub-clause 18.7)
18.1
A participant shall obtain an option by accepting a grant of option and any such option may be exercised by the participant wholly or in part (and if exercised in part, from time to time), but always in multiples of 100 (one hundred) shares, at any time during the period from the option date until the ninth anniversary of that date subject always to provisions of 12.3.13 above.
18.2	An option shall lapse and may be withdrawn -
18.2.1	to the extent that an option is not exercised by the ninth anniversary of the option date in respect of the shares which are the subject-matter of the option not so exercised; and
18.2.2	if a participant ceases to be an employee for reasons other than death, becoming a retired employee, taking early retirement, or due to incapacity or ill health (amended 3/12/2001); or
18.2.3	if the participant is a non-executive director of the company, ceases to be a director of the company for reasons other than death, retirement, incapacity or ill health; (amended 3/12/2001; or
18.2.4
if an employee ceases to be an employee as a result of the fact that that employee's employer ceases to be a subsidiary of the company, or has sold the business in respect of which the employee was employed (amended 3/12/2001); or
18.2.5
if the interests of a participant in an option or in the shares or right to shares acquired by him pursuant thereto (except shares which may be released to him) are attached by process of law under any circumstances whatsoever, and insofar as an option has been exercised prior to the date on which the participant is entitled to pay for and obtain transfer of or be issued with and deal in the shares to which such option relates, and thereafter any circumstance referred to in 18.2.2, 18.2.3, 18.2.4 or 18.2.5 above occurs, the agreement consequent upon the exercise of the option shall automatically terminate unless prior to the occurrence of the relevant circumstance the directors resolve that the agreement shall not terminate by reason only of the occurrence of the circumstances referred to in 18.2.2, 18.2.4 or 18.2.5. If the agreement does terminate in terms of this clause 18.2, neither party shall have any claim against the other.
18.3
Notwithstanding the date on which an option is exercised a participant who is not a non-Executive Director of the Company shall only be entitled to pay for or take transfer of or be issued with or deal in any shares in respect of which an option has been granted to the extent provided by the trustees who shall, at the time when the grant of option is made (and in accordance with the Directors' instructions), stipulate (amended 3/12/2001) -
18.3.1
each time period which has to lapse before the participant becomes entitled to tender payment for the shares which are the subject of the option, provided that the minimum time period and the maximum time period shall, respectively, be the second and ninth anniversaries of the option date, and provided further that there shall be at least two such periods which shall be of a duration of at least 18 months each (new clause, approved on 3/12/2001);

18.3.2
the percentage of shares in respect of which the participant may tender payment after the time periods stipulated in accordance with 18.3.1 have lapsed provided that such percentages stipulated for periods subsequent to the first period shall be equal to or greater than the percentage stipulated for the first period (new clause, approved on 3/12/2001);
18.3.3
the date(s) by which the participants shall be obliged to pay for the shares which are the subject of the option, provided that the earliest date and the latest date shall be, respectively, the second anniversary and the ninth anniversary of the option date (new clause, approved on 3/12/2001), provided that where a participant has made an offer for the purchase of shares and a grant of option and has accepted both, the provisions of 17.4 above and this clause 18.3 shall be so applied that the number of shares which may be purchased or subscribed for, paid for and released may be apportioned between shares purchased pursuant to an offer for the purchase of shares or upon exercise of the option, as the participant may elect (amended 3/12/2001);

provided however that the aggregate scheme shares thus purchased by and released to the participant shall not exceed the permitted proportionate limits of the aggregate number of shares to which he is entitled in terms of the scheme referred to above, as at the relevant dates;
provided further that the purchase price of shares in respect of which an option is exercised shall be paid by not later than the ninth anniversary of the option date (amended 3/12/2001).
18.3bis
Notwithstanding anything to the contrary contained in clause 18.3 no participant who is a non-executive director shall be entitled to pay for or take transfer of or deal in any shares in respect of which an option has been granted except to the extent provided below:
18.3bis(1)	up to 1/2 (one half) of all shares which were the subject of the option, on or after the second anniversary of the option date;
18.3bis(2)	all remaining shares which were the subject of the option, on or after the fourth anniversary of the option date.
(Clause 18.3bis approved by the Shareholders of Sasol Limited at the Annual General Meeting held on 27 November 2000)
18.4	If a participant ceases to be an employee -
18.4.1	by becoming a retired employee, that participant or the executor of his estate, as the case may be, shall:
18.4.1.1
If the participant became a retired employee before 25 October 1999, be entitled to exercise the participants option and pay for the shares to which it relates at any time (and if the option is exercised in part only, from time to time) within a period of 18 (eighteen) months after the participant becoming a retired employee or, if the option has been exercised prior to retirement, shall be entitled as well as obliged to pay for the shares in question within the aforesaid period of 18 (eighteen) months; (amended 25 October 1999)

18.4.1.2
If the participant became a retired employee on or after 25 October 1999, be entitled to exercise the participants options and pay for the shares to which it relates at any time (and if the option is exercised in part only from time to time) before the ninth anniversary of the option date or, if the option has been exercised prior to retirement, shall be entitled as well as obliged to pay for the shares in question before the aforesaid ninth anniversary date; (amended 25 October 1999)
18.4.2
by taking early retirement, that participant shall nonetheless continue to be bound by the provisions of 18.3 above until he reaches the age at which he could, had he remained in the employ of the company, have become a retired employee from which date the provisions of 18.4.1 above shall apply;
18.4.3	by death or retirement due to ill health or disability:
18.4.3.1
before 25 October 1999, that participant or the executor of his estate, as the case may be, may exercise the participant's option and pay for the shares to which it relates at any time (and if the option is exercised in part only, from time to time) within 6 (six) months after the date of death or termination of employment for the aforementioned reasons or, if the option has been exercised prior to his retirement, shall be entitled as well as obliged to pay for the shares in question within the aforesaid period of 6 (six) months; (amended 25 October 1999)
18.4.3.2
on or after 25 October 1999, that participant or the executor of his estate, as the case may be, may exercise the participant's option and pay for the shares to which it related at any time (and if the option is exercised in part only, from time to time) within 12 (twelve) months after the date of death or termination of employment for the aforementioned reasons or, if the option has been exercised prior to his retirement, shall be entitled as well as obliged to pay for the shares in question within the aforesaid period of 12 (twelve) months. (amended 25 October 1999)
18.5
If a participant ceases to be an employee for any reason other than one referred to in 18.4 and the participant has not exercised the option granted to him, such option shall lapse forthwith and the participant shall have no further right against the company or, the trust in respect thereof (amended 3/12/2001).
18.6
The amount payable of a participant who has accepted a grant of option and exercised the resultant option shall be paid by that participant to the trust when the participant is entitled or obliged to do so in terms hereof and the trustees shall apply the same in subscribing or acquiring shares in the company on his behalf. Forthwith and upon such payment and subscription or acquisition the participant shall be entitled to release of the scheme shares mutatis mutandis in the manner and upon the terms and conditions and subject to the restrictions provided in 15.4 above (amended 3/12/2001).
18.7
Notwithstanding anything to the contrary contained in this clause 18, and notwithstanding the date on which the option is exercised and the sale of any shares between the trustees and the participant arising from the exercise of the option in respect of those shares, a participant shall, at any time within a period of 60 (sixty) days calculated from the effective date or completion date (whichever is the later) of any affected transaction which will on implementation result in a change of control of the company, be entitled to pay for or take transfer of or deal in any shares in respect of which an option has been granted. For purposes of this clause 18.7 "affected transaction" and "control" shall have the meanings assigned to those terms by section 440A of the Companies Act 1973, as amended".

19.	RIGHTS ISSUES
The following provisions shall apply in the event of a rights offer -
19.1
as regards a participant who has accepted an offer, the participant shall be entitled to follow the rights arising on scheme shares but shall be obliged to pay the subscription price of the rights shares from his own resources and such shares shall not form part of his scheme.
19.2	As regards a participant who has accepted a grant of option -
19.2.1
the trustees shall if the directors so determine offer the participant an option to acquire such additional number of shares in the company at the rights offer price as the participant would have been entitled to receive had the option held by him been exercised on the record date for the registration to participate in the rights offer concerned provided however that the participant shall be both entitled and obliged to pay the subscription price of tights shares from his own resources and to have the rights shares released to him at any time and such rights shares shall not form part of his scheme shares;
19.2.2	the provision of 19.2.1 above shall not be construed so as to confer any rights on any participant.
20.	CAPITALISATION ISSUES (Clause 20 amended on 26 October 1994 to include sub-clause 20.1.4)
The following provisions shall apply in the event of a capitalisation issue:
20.1	As regards a participant who has accepted an offer:
20.1.1
Every participant shall participate in any capitalisation issue by the company in respect of his scheme shares, as if the purchase price of those scheme shares was, at the record date, already paid in full.
20.1.2	Capitalisation shares arising upon scheme shares shall be issued as scheme shares in terms of this trust deed.
20.1.3	No participant shall be entitled to renounce his rights to any capitalisation shares, or dispose thereof in any other way, and all such shares -
20.1.3.1	shall be allotted and issued subject to the restrictions and provisions of this trust deed and the company's articles of association; and
20.1.3.2
shall for so long as the option in respect of the relevant scheme shares has not been exercised and/or continue the purchase price of the scheme shares in respect of which they are issued is not paid in full, become part of a participant's holding of scheme shares and shall mutatis mutandis be subject in all respects to the same rights, restrictions and provisions as attach to the scheme shares in terms of this trust deed.
20.1.4	Clause 20.1.3 should not be interpreted to preclude participants from electing to receive dividends in lieu of capitalisation shares.
20.2	As regards the participant who has accepted the grant of an option -
20.2.1
the trustees shall if so determined by the directors offer the participant an additional option to acquire such number of shares as would have been issued to him as capitalisation shares had the option held by him been exercised as at the record date for participation in the capitalisation issue;

20.2.2	the price of shares on exercise of the option may be such price as the directors may lawfully determine;
20.2.3	the provisions of 20.2.1 and 20.2.2 above shall not be construed so as to confer any rights on any participant.
21.	ADJUSTMENTS ON THE RE-ORGANISATION OF THE SHARE CAPITAL OF THE COMPANY
21.1	If the company at any time before the share debt owing on any scheme shares has been paid in full or an option exercised -
21.1.1	is put into final liquidation for the purpose of re-organisation; or
21.1.2	is a party to a scheme of arrangement affecting the structure of its share capital; or
21.1.3	reduces its share capital; or
21.1.4	splits or consolidates its shares; or
21.1.5	is a party to a re-organisation,

such adjustments shall be made to the purchase price in respect of those shares as have not been fully paid for, or those shares in respect of which an option granted has not been exercised, as the auditors acting as experts, and not as arbitrators, certify as being fair and reasonable in the circumstances and subject (where necessary) to the sanction of the court.
21.2	if the company is wound up or dissolved otherwise than in terms of 21.1.1 and finally de-registered -
21.2.1	the trust shall have no further right to recover any part of any share debt outstanding as at the date of commencement of winding up or dissolution proceedings; and
21.2.2	save for any right which the trust may then have against the company, this scheme shall ipso facto lapse as and from the date of commencement of such winding up or dissolution proceedings; and
21.2.3	any option which has not yet been exercised shall ipso facto lapse from the date of liquidation.
22.	PROHIBITION AGAINST CESSION

Save as provided for in this trust deed, no participant shall be entitled to cede (whether as security for indebtedness or as an out-and-cession) or otherwise deal in or with any of his rights against the trust.
23.	AMENDMENTS TO THIS DEED
This deed may be amended from time to time by the directors, but
23.1
No amendment shall operate without the prior approval of the JSE and all other stock exchanges on which the company's shares are listed or quoted or dealt in, nor may the terms or conditions of allotment of any scheme or capitalisation shares or rights shares or of any offer be altered without such consent on the part of the participants who have rights in respect of such shares hereunder as would be required under the company's articles of association for variation or cancellation of the rights attached to shares.
23.2	Without derogating from the terms of 23.1 above, no amendment in respect of the following matters shall operate unless such amendment has received the approval of the company in general meeting -

23.2.1	the persons who may become participants under the scheme;
23.2.2	the total number of the shares subject to the scheme;
23.2.3	the maximum entitlement of any one participant to acquire scheme shares;
23.2.4	the amount payable on acceptance and the basis for determining the price at which scheme shares are acquired by participants or the period in or after which payments may be made or called; and
23.2.5	the voting, dividend, and other rights (including those arising on the liquidation of the company and the right to sell scheme shares back to the trust) attaching to scheme shares.
24.	DISPUTES

Should any dispute arise between or amongst the company, the trustees or any participant or between or amongst any of them in connection with or arising from this trust deed or the share purchase or option scheme herein contained, such dispute shall be referred to arbitration by a single arbitrator who shall be a partner of the auditors of the company for the time being, such partner to be nominated by such auditors. The arbitration shall be held informally at Johannesburg and otherwise in accordance with the provisions of the Arbitration Act. The arbitrator may, if he deems it necessary or desirable, seek, adopt and act on independent legal advice. The finding of the arbitrator shall be final and biding upon the parties.
25.	NOTICES AND DOMICILIA
25.1	Domicilia citandi et executandi are for all purposes of and in connection with the scheme (including, without limitation, the receipt of notices), appointed at the following:
25.1.1	The company, secretary and trustees - the registered address of the company from time to time.
25.1.2	The participant - the address recorded on his acceptance of the offer or grant of option.
25.2	Any notice to any person shall be addressed to him at his domicilium aforesaid and either sent by prepaid registered post or delivered by hand to the responsible person. In the case of any notice -
25.2.1	sent by prepaid registered post, it shall be deemed to have been received, unless the contrary is proved, on the seventh business day after posting;
25.2.2
delivered by hand, it shall be deemed to have been received, unless the contrary is proved, on the date of delivery, provided that such date is a business day or otherwise on the next following business day.
25.3	Any person shall be entitled by notice to the other persons, to change his domicilium, provided that the change shall become effective only 14 (fourteen) days after service of the notice in question.
25.4	For the purposes hereof, "business day" means any date other than a Saturday, Sunday or public holiday.

25.5
Notwithstanding the preceding provisions of clause 25, unless and until and insofar as the directors determine otherwise, the trustees shall be entitled to deliver any notice to any offeree or participant (including but not limited to, any offer or grant of option) by electronic transmission to his e-mail address, and to require that he delivers any notice to the Company, secretary and trustees (including, but not limited to, any acceptance of an option) by electronic transmission to its or their e-mail address (new clause, approved on 3/12/2001).
26.	GENERAL

The trustees may in their sole and absolute discretion, and without assigning any reason therefor waive, renounce, abandon or decline to enforce any right of action against any participant, but no concession granted to any participant, shall, be itself, constitute a waiver, renunciation, forfeiture or abandonment by the trust of its rights to enforce any right which it may have against any participant.
27.	COMPANY'S DUTY TO REPORT
The company in its annual reports and accounts shall summarise -
27.1	the number of shares available in terms of the scheme;
27.2
the number of shares which have actually been taken up by participants in terms of offers made to them or in respect of which options have been granted, which shares are still subject to this trust deed;
27.3	any changes in the number of scheme shares available in terms of the scheme during the year to which the report and accounts aforesaid related;
27.4	any changes in the number of scheme shares which have actually been taken up by participants during the year;
27.5	the number of shares initially taken up by participants as scheme shares and which during the year have ceased to rank as scheme shares;
27.6	the prices at which employees have been invited to take up scheme shares during the year and the total number of shares taken up by employees at each price.
27.7	the total number of shares still available to be taken up by employees in terms of the scheme; and
27.8	the aggregate amount owing by the participants to the trust, as at the close of the financial year, for assistance given in the taking up by participants of scheme shares.
28.	ISSUE OF SHARES TO A PARTY

The company shall be entitled at any time to issue new shares to any party, on such terms and conditions as the directors may determine. None of the participants (nor their representatives nor their successors in title) shall have any action of whatsoever nature (including an action based on alleged oppression or fraud on minority shareholders) arising from any such issue of shares to any parties.
29.	COSTS

The costs of the preparation of this trust deed and all matters incidental thereto and all costs incurred by the trustees in the execution and administration of the trust shall be borne by the company.

30.	SPECIFIC PROVISIONS FOR OVERSEAS TERRITORIES
30.1
Notwithstanding the provisions of clause 1.1.23, the "purchase price" in relation to a share payable by a participant who is a resident of Italy shall be an amount equal to the average closing price of an ordinary share (determined with reference to the official price lists published by the JSE) in the month preceding the date on which the directors resolve that the relevant option be granted to the participant (new clause, approved on 3/12/2001).
30.2
Notwithstanding anything to the contrary contained elsewhere in this scheme, a citizen, resident or national of the Unites States of America may not be a participant unless he is an employee, executive director, or executive officer of the company or its subsidiaries (new clause, approved on 3/12/2001).
30.3
Notwithstanding anything to the contrary contained elsewhere in this scheme, the sale or transfer of shares acquired under this scheme is not permitted within Germany unless the seller knows the acquiror in person, and the acquiror does not need, in view of his specific knowledge, disclosure by way of a sales prospectus, and the seller informs the acquiror that the shares are not listed on a German stock exchange, and that a sales prospectus in accordance with a German sales prospectus has not been published for those shares and that, consequently, the shares may not be publicly offered (new clause, approved on 3/12/2001).
SIGNED AT	on
AS WITNESSES:
1.	For:
2.	Duly Authorised
SIGNED AT	on
AS WITNESSES:
1.	For:
2.	Duly Authorised
SIGNED AT	on
AS WITNESSES:
1.	For:
2.	Duly Authorised
SIGNED AT	on
AS WITNESSES:
1.	For:
2.	Duly Authorised
SIGNED AT	on
AS WITNESSES:
1.	For:
2.	Duly Authorised

SIGNED AT	on
AS WITNESSES:
1.	For:
2.	Duly Authorised
SIGNED AT	on
AS WITNESSES:
1.	For:
2.	Duly Authorised

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  Exhibit 4.1
SASOL LIMITED
TRUST DEED CONSTITUTING A SHARE PURCHASE AND OPTION SCHEME (as amended)
INDEX